Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Reports Preliminary, Unaudited Financial Results for Fourth Quarter and Fiscal Year 2004

— Company Confirms Outlook for First Quarter —

Kay Krill to Become CEO in October 2005

NEW YORK, NEW YORK, March 17, 2005 – AnnTaylor Stores Corporation (NYSE: ANN) today reported preliminary, unaudited financial results for the fourth quarter and fiscal year 2004, which ended January 29, 2005. Results for fourth quarter 2003 and fiscal year 2003, which ended January 31, 2004, have been restated in connection with the Company’s review of lease accounting transactions.

Preliminary Fourth Quarter Results

For the fourth quarter ended January 29, 2005, the Company recorded a preliminary net loss of $12,468,000, or $0.18 per share on a diluted basis (on an average of 70.7 million shares outstanding), compared to net income of $31,751,000, or $0.43 per share on a diluted basis (on an average of 74.6 million shares outstanding) for the fourth quarter ended January 31, 2004. Fourth quarter 2004 results include previously announced charges of approximately $3.0 million, or $0.03 per share on a diluted basis, associated with severance and approximately $7.0 million, or $0.06 per share on a diluted basis, related to the recording of rent expense with respect to its corporate office space at Times Square Tower in New York City. In addition, the fourth quarter 2004 results include approximately $2.7 million, or $0.02 per share on a diluted basis, of additional pension expense. Since the impact of the adjustment to each of the prior-period financial statements was not material, the Company recorded this catch-up pension adjustment, which is subject to final review and audit, in the fourth quarter of fiscal 2004. Fiscal 2003 fourth quarter earnings per share and shares outstanding have been restated for the effect of the 3-for-2 stock split that occurred in May 2004.

As previously reported, total net sales for the fourth quarter of fiscal 2004 were $487,338,000, up 8.6 percent from $448,677,000 for the same period last year. By division, fourth quarter net sales were $220,165,000 for Ann Taylor, compared to $243,414,000 for the same period last year, and $217,181,000 for Ann Taylor LOFT, compared to $171,847,000 for the same period last year. Comparable store sales for the fourth quarter of fiscal 2004 decreased 4.0 percent, compared to a 15.5 percent increase last year. By division, comparable store sales for the quarter were down 10.1 percent for Ann Taylor compared to a 14.4 percent increase last year, and up 3.2 percent for Ann Taylor LOFT compared to a 20.0 percent increase last year.

ANNTAYLOR

Gross margin, as a percentage of net sales, decreased to 43.0 percent in the fourth quarter of fiscal 2004, compared to 54.8 percent in the fourth quarter of fiscal 2003. The decrease in gross margin as a percentage of net sales is due to a combination of higher average unit costs, lower full price sales and lower margin rates achieved on both full-price and non-full price sales, particularly at Ann Taylor.

Selling, general and administrative expenses during the fourth quarter of fiscal 2004 were $230,867,000, or 47.4 percent of net sales, compared to $191,588,000, or 42.7 percent of net sales, for the same period last year. The increase in selling, general and administrative expenses as a percentage of net sales was primarily due to higher tenancy, marketing, severance and pension costs partially offset by a decrease in the provision for management performance bonuses.

The Company posted a preliminary operating loss of $21,523,000, or 4.4 percent of net sales in the fourth quarter of fiscal 2004, compared to operating income of $54,305,000, or 12.1 percent of net sales in the fourth quarter of last year.

During the fiscal fourth quarter, the Company opened four Ann Taylor stores and ten Ann Taylor LOFT stores. Additionally, three existing Ann Taylor stores were closed. The total store count at the end of the fourth quarter was 738, comprised of 359 Ann Taylor stores, 343 Ann Taylor LOFT stores, and 36 Ann Taylor Factory stores.

Total store square footage increased 14.7 percent to 4,202,000 square feet as of January 29, 2005, from 3,662,000 square feet as of January 31, 2004. Total square footage by division at the end of the fourth quarter was 1,885,000 square feet for Ann Taylor and 2,005,000 square feet for Ann Taylor LOFT.

Preliminary Fiscal Year Results

For the fiscal year ended January 29, 2005, the Company reported preliminary net income of $63,277,000, or $.88 per share on a diluted basis (on an average of 72.9 million shares outstanding), compared to net income of $100,723,000, or $1.42 per share on a diluted basis (on an average of 73.1 million shares outstanding) for the same period last year. Fiscal 2003 year-to-date earnings per share and shares outstanding have been restated for the effect of the 3-for-2 stock split that occurred in May 2004.

Fiscal year net sales totaled $1,853,583,000, up 16.7 percent from $1,587,708,000 for the same period in fiscal 2003. By division, net sales for the fiscal year were $854,865,000 for Ann Taylor compared to $867,855,000 last year, and $826,556,000 for Ann Taylor LOFT compared to $588,801,000 last year. Comparable store sales for the fiscal year increased 3.6 percent compared to a 5.3 percent increase last year. Comparable store sales by division for the fiscal year were down 2.7 percent for Ann Taylor compared to a 3.2 percent increase last year and up 12.8 percent for Ann Taylor LOFT compared to a 9.4 percent increase last year.

ANNTAYLOR

Gross margin as a percent of net sales for the fiscal year was 51.1 percent, compared to 54.5 percent for the same period last year. The decrease is primarily due to lower full-price sales and gross margin rates, particularly at Ann Taylor.

Selling, general and administrative expenses as a percentage of net sales increased to 45.5 percent for the fiscal year compared to 43.8 percent for the same period last year. The increase was primarily due to higher marketing and severance costs, partially offset by a decrease in the provision for management performance bonuses.

The Company posted preliminary operating income of $104,958,000, or 5.7 percent of net sales in fiscal 2004, compared to $171,287,000, or 10.8 percent of net sales in fiscal 2003.

At the end of fiscal 2004, the Company had no debt, and had no borrowings outstanding under its $175,000,000 credit facility at any time during fiscal 2004.

During the fiscal year, the Company repurchased 4,690,000 shares of its common stock. The Company made no repurchases during the fourth quarter of 2004. To date, the Company has utilized approximately $50,000,000 of the $100,000,000 authorized by its Board of Directors on August 11, 2004.

For the first quarter of 2005, total inventory levels are expected to be up on average approximately 10 to 15 percent on a per-square foot basis compared to last year’s first quarter, which itself was down on average five percent from the prior year.

Ann Taylor Chairman J. Patrick Spainhour said, “While our results in fiscal 2004 were disappointing, we are now well along in implementing a series of decisive actions to strengthen our Ann Taylor Stores division. Under a revamped management structure, we are refocusing on the needs and preferences of our core Ann Taylor client, creating a stronger infrastructure to manage our business, and enhancing our systems and processes to institute increased discipline around our entire supply chain, from design, to sourcing, to distribution.”

“I am pleased to note that these actions are already producing the desired results, and that we expect to deliver on our previously announced first quarter earnings guidance of $0.27 - $0.30 per share on a diluted basis. This expectation is based upon our previously reported February sales and the tone of our business thus far in March, and we continue to anticipate first quarter comparable store sales in the low single-digit negative to flat range, with Ann Taylor Stores expected to be in the mid to high single-digit negative range and Ann Taylor LOFT expected to be in the low to mid single-digit positive range.”

ANNTAYLOR

Kay Krill, Ann Taylor President, added, “As we look ahead in 2005, we know that we can and will produce better results. Both Ann Taylor Stores and Ann Taylor LOFT have outstanding long-term potential and the strong teams we have in place in these businesses are now executing detailed strategic plans to ensure we are maximizing the many opportunities inherent in each brand. We expect to see these efforts delivering initial results in the third quarter at the Ann Taylor division and expect LOFT to gain strength as we progress through the year,” she concluded.

Leadership Succession Plans

Mr. Spainhour also said that he and the Board have agreed that this is an appropriate time to proceed with an orderly transition in senior management. “One of the most important responsibilities of a Chief Executive Officer is to ensure a seamless and smooth transfer to the next generation of managers,” stated Mr. Spainhour. “That is why the Board and I have put together a timetable that ensures that the Company will continue to move forward without any distraction.”

“In the short time that Kay has been President, we are already seeing the initial impact of the actions she and her senior team have implemented. This, coupled with the enormous success she created in the LOFT division, is clear evidence that she is ready and willing to assume additional responsibilities. Over the next several months, Kay and I will work closely together to ensure that the Company is well positioned to capitalize on the progress made thus far at Ann Taylor, to continue to evolve LOFT by setting new strategies and initiatives, and to move the Company as a whole forward.”

Over the next several months, while Ms. Krill and her team continue to focus on product, including merchandising and design, store operations and marketing, Mr. Spainhour will continue with his current responsibilities, providing support to Ms. Krill through the transition period. Ms. Krill will become CEO as of October 2005.

The Company also said that over the next several months, it will begin a search for a Chief Operating Officer, and will consider candidates from within and outside the Company.

In November 2004, Ms. Krill was named President of AnnTaylor Stores Corporation, with oversight responsibility for all three of the Company’s concepts, Ann Taylor Stores, Ann Taylor LOFT, and Ann Taylor Factory Stores. Ms. Krill joined the Corporation in 1994 as Vice President of Merchandising, Separates, Suits, Dresses and Petites for Ann Taylor, and subsequently led the management team of the LOFT division, which she established as one of the industry’s most successful, consistent and fastest growing retail apparel concepts.

Accounting for Leasing Transactions

On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) issued a letter to the American Institute of Certified

ANNTAYLOR

Public Accountants expressing its views regarding certain operating lease accounting issues and their application under accounting principles generally accepted in the United States of America. The Company’s management subsequently initiated a review of its lease-related accounting practices and determined that the manner in which it accounts for construction allowances and the period over which it recognizes rent expense were not in accordance with Financial Accounting Standards Board (“FASB”) Technical Bulletin No. 88-1 “Issues Relating to Accounting for Leases” (“FTB No. 88-1”).

With respect to construction allowances, FTB No. 88-1 states that lease incentives should be treated by the lessee as a reduction of rental expense and amortized on a straight-line basis over the term of the lease in accordance with FTB No. 85-3 “Accounting for Operating Leases with Scheduled Rent Increases”. Accordingly, the Company established liabilities (current and long-term) for the unamortized portion of construction allowances (deferred lease incentives) which are amortized over the lease term on a straight-line basis as a reduction of rent expense. The Company had previously recorded these allowances as a reduction of property and equipment and amortized them over the lease term as a reduction of depreciation expense.

In determining the proper period over which to recognize rent expense with free rent periods and/or rent escalation, FTB No. 88-1 considers the lessee’s possession or right to control the physical use of the property, and requires that straight-line rent expense begin when the lessee takes possession of or controls the use of the space. The Company had previously recorded straight-line rent expense beginning on the store opening date, as the Company believed that “possession” under FTB No. 88-1 occurred on the date it took physical control of the space through occupancy, without considering the construction build-out period.

The impact of the construction allowance restatement on the Company’s January 31, 2004 consolidated balance sheet was an increase in property and equipment, net of approximately $96.2 million, an increase in accrued tenancy of approximately $16.0 million and an increase in deferred lease costs of approximately $80.2 million. The impact of the rent expense restatement on the Company’s January 31, 2004 consolidated balance sheet was an increase in deferred taxes of approximately $8.4 million, an increase in short-term deferred rent of approximately $4.0 million, an increase in long-term deferred rent of approximately $16.2 million and a decrease in retained earnings of approximately $11.8 million.

The impact of the construction allowance restatement on the Company’s January 31, 2004 consolidated cash flow was an increase in net cash provided by operating activities of approximately $22.3 million, and a decrease in net cash provided by investing activities of approximately $22.3 million. The rent expense restatement had no impact on net cash provided by operating activities.

The impact of the rent expense restatement on the Company’s consolidated statements of income for fourth quarter and fiscal year 2003 was not material. There is no impact of the construction allowance restatement on the Company’s consolidated statements of income for fourth quarter and fiscal year 2003.

ANNTAYLOR

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 743 stores in 45 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of February 26, 2005.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including the impact and effect of the Company’s lease accounting and pension review and restatement of its financial statements, failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547

- - Tables Follow- - -

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Twelve Months Ended January 29, 2005

and January 31, 2004

(unaudited)

	Quarters Ended		Twelve Months Ended
	Jan. 29, 2005	Jan. 31, 2004	Jan. 29, 2005	Jan. 31, 2004
		(as restated)		(as restated)
	(in thousands except per share amounts)
Net sales	$487,338	$448,677	$1,853,583	$1,587,708
Cost of sales	277,994	202,784	906,035	721,463

Gross margin	209,344	245,893	947,548	866,245
Selling, general and administrative expenses	230,867	191,588	842,590	694,958

Operating (loss) income	(21,523)	54,305	104,958	171,287
Interest income	1,451	1,030	5,037	3,298
Interest expense	427	1,581	3,640	6,665

Income before income taxes	(20,499)	53,754	106,355	167,920
Income tax provision	(8,031)	22,003	43,078	67,197

Net (loss) income	$(12,468)	$31,751	$63,277	$100,723

Basic earnings per share of common stock	$(0.18)	$0.47	$0.91	$1.51

Weighted average shares outstanding (000)	69,735	67,307	69,607	66,614

Diluted earnings per share of common stock	$(0.18)	$0.43	$0.88	$1.42

Weighted average shares outstanding, assuming dilution (000)	70,695	74,593	72,933	73,145

Number of stores open at beginning of period	727	639	648	584
Number of stores opened during period	14	13	95	70
Number of stores expanded during period*	4	3	6	8
Number of stores closed during period	3	4	5	6

Number of stores open at end of period	738	648	738	648

Total store square footage at end of period	4,202,000	3,662,000

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONSOLIDATED BALANCE SHEETS

January 29, 2005 and January 31, 2004

(unaudited)

	January 29, 2005	January 31, 2004
		(as restated)
	(in thousands, except per share data)
ASSETS

Current assets:
Cash and cash equivalents	$62,412	$26,559
Short-term investments	192,400	310,375
Accounts Receivable	12,573	12,629
Merchandise inventories	229,218	172,058
Prepaid expenses and other current assets	88,634	60,468

Total current assets	585,237	582,089
Property and equipment, net	434,328	361,805
Goodwill	286,579	286,579
Deferred financing costs, net	1,382	4,886
Other assets	26,059	28,019

Total assets	$1,333,585	$1,263,378

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$88,340	$52,170
Accrued salaries and bonus	21,617	23,714
Accrued tenancy	31,525	31,115
Gift certificates and merchandise credits redeemable	38,892	32,120
Accrued expenses	62,630	42,431

Total current liabilities	243,004	181,550

Long-term debt, net	—	125,152
Deferred lease costs and other liabilities	164,702	137,821

Stockholders’ equity:
Common stock, $.0068 par value; 120,000,000 shares authorized; 80,085,690 and 74,198,430 shares issued, respectively	545	505
Additional paid-in capital	669,128	516,655
Retained earnings	444,545	382,145
Deferred compensation on restricted stock	(11,746)	(6,148)

	1,102,472	893,157

Treasury stock, at cost 9,453,242 and 6,131,430 shares, respectively	(176,593)	(74,302)

Total stockholders’ equity	925,879	818,855

Total liabilities and stockholders’ equity	$1,333,585	$1,263,378